                                                                    Exhibit 12.1

                       CLARK REFINING & MARKETING, INC.

               CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                            (Dollars in thousands)


                                                     Year ended December 31,
                                       --------------------------------------------------
                                         1994       1993      1992      1991       1990
                                       -------    -------   -------   --------   --------
EARNINGS AVAILABLE FOR FIXED CHARGES
    Pretax earnings                    $27,806    $   855   $ 2,949   $ 59,287   $ 72,233
    Fixed charges (a)                   42,281     40,429    45,403     40,584     44,591
    Other (b)                             (468)       197       182      1,254       (489)
                                       -------    -------   -------   --------   --------
                                       $69,619    $41,481   $48,534   $101,125   $116,335
                                       =======    =======   =======   ========   ========

FIXED CHARGES
    Gross interest expense (c)         $42,157    $42,072   $49,277   $ 41,581   $ 44,672
    Interest factor attributable
      to real expense                    2,533      1,133     1,234      1,124      1,077
                                       -------    -------   -------   --------   --------
                                       $44,690    $43,205   $50,511   $ 42,705   $ 45,749
                                       =======    =======   =======   ========   ========

RATIO OF EARNINGS TO FIXED CHARGES        1.56       0.96      0.96       2.37       2.54
                                       =======    =======   =======   ========   ========
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(a) As adjusted for capitalized interest
(b) Represents the total of adjustments to recognize only distributed earnings for less than 50% owned companies accounted for under the equity method
(c) Represents interest expense on long-term and short-term debt and amortization of debt discount and debt issue costs